Exhibit 10.1

CANTOR FITZGERALD & CO.

CLEARING SERVICES AGREEMENT

AGREEMENT made in New York, New York on the 9th day of May 2006, by and between Cantor Clearing Services, a division of Cantor Fitzgerald & Co., (“CCS”) a New York general partnership, having its principal office at 110 East 59th Street, New York, NY 10022, and BGC Financial Inc. (“BROKER”), a New York corporation having its principal office at 199 Water Street, New York, NY 10036.

WHEREAS, CCS is registered with the Securities and Exchange Commission (“SEC”) as a broker/dealer and is a member firm of the National Association of Securities Dealers (“NASD”); and

WHEREAS, BROKER is also registered with the SEC as a broker/dealer and is a member firm of the NASD; and

WHEREAS, BROKER is also desirous of having CCS execute orders and carry accounts for the customers of BROKER (as well as BROKER’s proprietary accounts) on a fully disclosed basis and whereby BROKER will be an introducing firm as contemplated by NASD Conduct Rule 3230 for which CCS will receive compensation as set forth below;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

I.	FINANCIAL ARRANGEMENTS: COMMISSIONS, CHARGES AND INTEREST

The financial arrangements between the parties shall be those contained in Attachment I, which is made part of this Agreement.

II.	CONFIRMATION, STATEMENTS OF ACCOUNTS AND OTHER CUSTOMER REPORTS

1)	CCS shall furnish, upon BROKER’s request, commission runs and transaction summaries with respect to introduced accounts. Reports of executions, confirmations, statements and other notices relating to introduced accounts will be prepared by CCS appropriately marked to indicate that such accounts were introduced by BROKER. Unless otherwise mutually agreed to in writing, confirmations shall be mailed to BROKER’s customers by BROKER and monthly statements shall be mailed to BROKER’s customers by CCS. Copies of all such customer reports will be provided to BROKER at its principal office.

2)	Simultaneously with the execution of this Agreement, and annually thereafter, CCS shall furnish to BROKER a list of all reports (i.e., exception and other types of reports) which it offers to BROKER to assist BROKER to supervise and monitor its introduced accounts in order for BROKER to carry out its functions and responsibilities pursuant to this Agreement. A copy of the current list of reports offered to BROKER is attached as Exhibit A. BROKER shall notify CCS promptly, in writing, of those specific reports offered by CCS that BROKER requires to supervise and monitor its introduced accounts. CCS shall retain copies of the specific reports requested by and/or supplied to BROKER as part of its books and records pursuant to NASD Conduct Rule 3110 and annually, within 30 days of July 1 of each year, shall give written notice to BROKER’s chief executive and compliance officers, indicating, as of the date of such notice, the list of reports offered to BROKER pursuant to this paragraph and specifying those reports that were actually requested by and/or supplied to BROKER as of such date. At the same time, CCS shall provide a copy of this written notice to BROKER’s designated examining authority. Simultaneously with the execution of this Agreement, BROKER shall furnish CCS with a list of its chief executive and compliance officers and the name of its designated examining authority. CCS and BROKER represent that the requirements of NASD Conduct Rule 3230 regarding CCS and BROKER’s obligations as of the date hereof relative to exception and other reports have been completed.

III.	OPENING AND HANDLING OF ACCOUNTS

A.	General

1)	BROKER will furnish CCS all information and documentation as required by CCS for the opening of any account. Each new account form shall bear the written approval of an NASD Principal of BROKER.

2)	CCS, in its sole discretion, may refuse to accept any account or any order and may terminate any account previously accepted without prior notice.

3)	BROKER agrees that none of its directors, partners, officers, agents or employees shall have discretionary power with respect to any account introduced to CCS, unless BROKER first obtains a properly executed written power of attorney from the account. BROKER hereby agrees to indemnify and hold CCS harmless against any loss, liability, damage, cost or expense (including but not limited to attorneys’ fees and expenses) suffered or incurred by CCS directly or indirectly as a result of any liabilities or claims arising from the exercise by BROKER, its directors, partners, officers, agents, employees or authorized persons of discretionary authority over any accounts.

4)	All transactions in any account are to be considered cash transactions until such time as BROKER has furnished to CCS margin and lending agreements on CCS forms duly executed by the customer and approved by a BROKER NASD principal.

5)	Any request for an extension of time for payment must be made to CCS. BROKER is responsible for determining that any such extension request is valid and in compliance with the requirements of the NASD and/or Regulation T. CCS shall not be obligated to accept any such extension request made by BROKER.

6)	BROKER accepts full responsibility for the authenticity of orders placed by BROKER for the account of BROKER’s customers and proprietary accounts and for complying with all rules of the NASD in placing such orders. Without limiting the generality of the foregoing, BROKER will specifically be responsible for compliance with NASD Conduct Rule 2310, “Recommendations to Customers,” in connection with the placing of such orders and the general standards of fair dealing with its customers.

7)	Nothing in this Subsection A, or the Agreement as a whole, shall be construed to require, or to impose any duty upon, either of the parties to do anything that might be in violation of the laws of any jurisdiction in which the parties do business under this Agreement, or the rules of any regulatory body (including Exchanges and Clearing Corporations) to which either or both parties are subject.

8)	CCS will engage in all cashiering functions, if applicable, for introduced accounts, including the receipt, delivery and transfer of securities purchased, sold, borrowed and loaned, receiving and distributing payment therefor, holding in custody and safekeeping all securities and cash so received, and the handling of margin accounts.

9)	BROKER authorizes and directs CCS to (i) furnish promptly any written customer complaint received by CCS, regarding BROKER or its associated persons and relating to functions and responsibilities allocated to BROKER, directly to BROKER and to BROKER’s designated examining authority, and (ii) notify the customer, in writing, that CCS has received the complaint and that the complaint has been furnished to BROKER and BROKER’s designated examining authority. All other correspondence in the nature of customer inquiries or customer complaints relating to functions and responsibilities allocated to CCS is to be directed to BROKER. All such correspondence (including customer inquiries and complaints) is to be reviewed and replied to by CCS or BROKER depending on who is responsible for the function that is the subject matter of the correspondence. If such correspondence is not directed to the appropriate party initially, CCS or BROKER shall promptly forward such correspondence to the appropriate party.

10)	CCS and BROKER respectively agree to maintain in accordance with applicable retention policies, such books and records as may be required to discharge their respective functions under this Agreement.

11)	CCS and BROKER agree to cooperate with each other with respect to the performance of the various functions performed by CCS or BROKER. Such cooperation shall include the provision to the other party of appropriate data pertinent to the functions to be performed by CCS or BROKER.

12)	CCS shall inform existing and future accounts in writing of the general nature of the functions performed by BROKER and CCS pursuant to the Agreement and NASD Conduct Rule 3230, using CCS’s standard letter, as amended by CCS from time to time, in the form set out in Exhibit B.

13)	For the sole and exclusive purpose of the Securities Investor Protection Act and financial responsibility rules of the SEC, BROKER’s customers shall be deemed to be customers of CCS. Nothing herein shall cause BROKER’s customers to be construed or interpreted as customers of CCS for any other purpose, or to negate the intent of any other section of this Agreement, including, but not limited to, the delineation of responsibilities as set forth elsewhere in this Agreement.

14)	The parties agree to their respective responsibilities as outlined in Addendum A attached hereto with respect to their Anti-Money Laundering obligations.

B.	Cash Transactions

If securities purchased for cash are sold because of non-payment by BROKER or BROKER’s customer or if securities sold in a cash account must be covered by CCS because of non-delivery or delivery of non-transferable securities by BROKER or BROKER’s customer, then BROKER will promptly pay CCS any losses CCS may sustain (including interest thereon) as a result thereof.

C.	Margin Transactions

1)	CCS will comply with Regulation T, Section 12 of the Code of Federal Regulations, Part 220, established by the Federal Reserve System and related interpretive rulings, as well as NASD’s rules and related interpretations regarding initial margin and margin maintenance requirements. In addition, CCS will advise BROKER’s customers on an on-going basis of their respective initial and maintenance margin requirements, as well as any changes to such requirements.

2)	It is understood that BROKER is responsible to CCS for collection of the margin required by CCS to support each transaction in margin accounts. After the initial margin on a transaction has been received, maintenance margin calls are to be made by CCS. BROKER agrees to be responsible for promptly obtaining margin on maintenance calls. CCS shall have the right to modify the margin requirements of any account or accounts from time to time. CCS is to be the sole judge as to the manner in which accounts are to be maintained for margin purposes. On all transactions, BROKER shall be solely and exclusively responsible to CCS for any loss, liability, damage, cost or expense (including but not limited to attorney’s fees and expenses) incurred or sustained by BROKER or CCS as a result of the failure of any account to make timely payment for the securities purchased by it or timely and good delivery of securities sold for it, or timely compliance by it with margin or margin maintenance calls, whether or not any margin extensions have been granted by CCS pursuant to the request of BROKER.

D.	Unsecured Debit Balances

1)	BROKER will, upon demand by CCS made upon BROKER, pay CCS the amount of any unsecured debit balance, deficit or other financial obligation in any account other than such unsecured debit balances arising through the errors and omissions of CCS.

2)	Upon BROKER’s failure to pay CCS the amount as required in this paragraph (D), subparagraph 1, upon two business days notice, CCS shall have the right to liquidate a sufficient portion of any position in BROKER’s proprietary accounts and shall have the right to apply any proceeds of such liquidation towards any payment required to be made from BROKER to CCS pursuant to this paragraph (D), subparagraph 1. BROKER agrees and represents that it shall not make any withdrawals from its proprietary accounts, without CCS’s written consent, during the notice period. Notwithstanding Section XI (A) to the contrary, notice under this Section III (D) (2) shall be given by personal delivery or facsimile.

E.	Acceleration

If at any time BROKER shall (a) default in the payment or performance of any obligation to CCS, (b) become the subject of a bankruptcy, insolvency, reorganization or other similar proceeding (whether voluntary or involuntary) or have a trustee, custodian or similar official appointed with respect to BROKER or any substantial portion of BROKER’s assets, (c) fail to pay BROKER’s debts generally as they become due, (d) when reasonable grounds for insecurity exist, fail to promptly provide CCS with adequate assurances upon demand of its ability to perform its obligations to CCS or (e) default in the performance of any material obligation for borrowed money to any other party, then without prejudice to any other rights which CCS shall have, CCS shall be entitled at its sole discretion and without prior notice to BROKER, to (i) settle early, liquidate or close out all or any of the transactions then currently outstanding between CCS, on the one hand, and BROKER and its affiliates, on the other, and (ii) require immediate payment of all sums due or to become due to CCS whether or not the time for payment has yet arrived. Where early settlement of an outstanding transaction is to be made, no other payments or deliveries shall be made in respect of such transaction (other than payment of charges or interest due to CCS) save that each such transaction shall be settled immediately upon the early settlement date by establishing the early settlement amount in respect of each transaction and by discharging the early settlement amount through payment by the relevant party. The early settlement amount in respect of each such transaction shall be calculated by CCS (and CCS’s calculation shall, in the absence of manifest error, be conclusive) as the difference between: (i) the value of the investment at the contract price; and (ii) its value on the early settlement date, as determined by CCS in its absolute discretion having regard to, amongst other prices, official settlement prices set by the relevant exchange, if any. If the early settlement amount calculated is positive, BROKER shall be entitled to receive the early settlement amount subject to CCS’s rights in Paragraph F of Section III. If the early settlement amount is negative, BROKER shall pay the early settlement amount to CCS on demand.

F.	Indebtedness

In addition to any other right to which CCS may be entitled, CCS, with notice to BROKER to the extent required by law (which notice may be provided orally), may retain and not repay any amount whatsoever which may now or at any time hereafter be owing by CCS to BROKER or any moneys whatsoever which CCS may at any time hold for BROKER or standing to the credit of all or any of BROKER’s accounts with CCS or any such accounts (and whether on current or deposit account or any account in U.S. dollars or in any other currency) and CCS shall be entitled to retain any securities or other assets held by CCS or a nominee and not repay the proceeds of sale or disposition of such securities or other assets unless and until all amounts for which BROKER is indebted or liable to CCS, present or future, actual or contingent, whether under this Agreement or otherwise (“Indebtedness”), shall have been ascertained and repaid or discharged in full. If any such Indebtedness and liabilities are not repaid or discharged in full when due and so long as any such Indebtedness and liabilities may subsequently accrue or arise, CCS may, to the extent of such Indebtedness and liabilities as remain unpaid, undischarged or unascertained, appropriate or retain without appropriation any amount so owing to BROKER and any monies and securities and other assets so held for BROKER or so standing to the credit of BROKER’s account with CCS and the proceeds thereof in or toward repayment or discharge of such Indebtedness or liabilities (including the purchase of any securities or other assets which BROKER may be liable to deliver to CCS).

IV.	SUPERVISION OF BUSINESS

BROKER has the sole responsibility, including sole supervisory responsibility, with respect to all accounts handled by the personnel of its organization. This sole responsibility includes, but is not limited to, the following:

A.	Assuring that no transactions are made in violation of any laws or regulations.

B.	Selecting, investigating, training, registering and supervising all personnel, registered or otherwise, who service the accounts.

C.	Establishing procedures to review transactions, and trading in the accounts.

D.	Assuring the suitability of all transactions, including recommendations made to the accounts.

E.	Assuring the appropriateness of the frequency of trading in the accounts.

F.	Handling of any account for an employee or officer of any exchange member organization, self-regulatory organization, bank, trust company, insurance company or other organizations engaged in the securities business and for the compliance with applicable rules and regulations.

G.	Furnishing investment advice to the accounts.

H.	Except as set forth in Addendum A attached hereto, application of any anti-money laundering policies and procedures required of financial institutions.

V.	INDEMNITY, INSURANCE REPRESENTATIONS AND WARRANTIES

A.	Indemnification

1)	Each of the parties hereto shall indemnify and hold the other harmless against any loss or damage sustained by or claims made against one party arising from the negligence or malfeasance of the other. Any party seeking indemnification (“Indemnified Party”) hereunder shall (a) give written notice to the party from whom indemnification is sought (“Indemnifying Party”) of any claim, suit, action or proceedings for which it seeks indemnification; and (b) permit the Indemnifying Party to retain counsel reasonably acceptable to the Indemnified Party to represent the Indemnifying and the Indemnified Party. The Indemnifying Party shall be responsible to pay for separate counsel for the Indemnified Party if such party can show that counsel retained by the Indemnifying Party would have a conflict of interest in representing both the Indemnifying and the Indemnified Party. However, in the event the Indemnified Party is unable to show that a conflict of interest exists, the Indemnified Party shall still have the right to hire separate counsel at its own expense.

2)	BROKER further agrees to indemnify CCS and hold it harmless from and against any loss, damage, liability and expense including but not limited to attorney’s fees and expenses which CCS may sustain or incur arising from or connected with any security, cash, checks, drafts, etc. received by CCS from BROKER or from any customer of BROKER in a transaction subject to this Agreement which shall be, or shall be claimed to be, counterfeit, forged, altered, spurious or invalid, or arising from or connected with any dishonest, fraudulent or criminal act of any person or persons connected with or associated with BROKER, including losses resulting from trading, whether in the name of a genuine customer, or in BROKER’s name, or in a fictitious account, or arising from or connected with any act or omission on the part of any person or persons connected with or associated with BROKER, or a customer’s failure to pay for a transaction due to a delay in delivery or transfer of the securities to the customer or his agent, unless due to the gross negligence or willful misconduct of CCS or its agents.

B.	Insurance

1)	BROKER agrees to keep in force and effect a stockbroker’s blanket bond (Form 14), with coverage for all insuring clauses and other insurance required by the rules of the NASD as of the date of this Agreement in the amount of $500,000, or in an amount representing the current minimum required limits of the NASD, whichever is the greatest. BROKER agrees to furnish CCS at the time of BROKER’s annual audited statement from its auditors to the effect that the bonds are in full force and effect.

2)	BROKER agrees to give CCS at least thirty (30) days prior written notice of any change or cancellation of the insurance referred to above.

C.	Representations and Warranties

BROKER warrants and represents that, except as disclosed in writing to CCS, there are no impediments, prior or existing regulatory, self-regulatory, administrative, civil or criminal matters affecting BROKER and that BROKER is, and agrees to remain throughout its contractual relationship with CCS, qualified to do business and properly licensed and registered as a broker/dealer in all states, as well as any international or other jurisdiction in which BROKER has and will be doing business and is, and will remain throughout its contractual relationship with CCS, a member in good standing with the NASD. BROKER further warrants and represents that there are no financial circumstances, which will interfere with, or prevent BROKER from fulfilling all of its duties and obligations throughout the course of its contractual relationship with CCS. BROKER further warrants and represents that, except as disclosed in writing to CCS prior to the execution of this Agreement, neither BROKER nor its principals have been the subject of any regulatory, self-regulatory, administrative, civil or criminal matters.

VI.	DURATION AND TERMINATION OF AGREEMENT

A.	This Agreement shall take effect on execution hereof and shall continue in force for a term of one year.

B.	Unless written notice of termination shall have been received from the other party sixty (60) days prior to the expiration of the initial term, or any additional term, the term of this Agreement shall automatically be extended for a further twelve (12) months.

C.	Either party may terminate this Agreement during the initial term or any additional term by giving, to the other, thirty (30) day’s prior written notice of its desire to terminate this Agreement.

D.	The termination of this Agreement, however caused, shall not release either party from any liability or responsibility to the other as of the date of termination, whether or not then ascertained, provided that such liability shall relate to transactions prior to the effective date of such termination. In addition, Section V subparagraph A and C shall survive termination of this Agreement.

E.	Notwithstanding any provision in this Agreement, the following events or occurrences shall constitute an Event of Default under this Agreement:

1)	Either CCS or BROKER shall fail to perform or observe any term, covenant or condition to be performed or observed by it hereunder; or

2)	Any representation or warranty made by either CCS or BROKER herein shall prove to be incorrect at any time in any material respect; or

3)	A receiver, liquidator or trustee of either CCS or BROKER or of any property held by either party, is appointed by court order and such order remains in effect for more than thirty (30) days; or an order for relief is entered against either CCS or BROKER in bankruptcy or similar proceedings; or any of its property is requested by court order and such order remains in effect for more than thirty (30) days; or a petition is filed against either CCS or BROKER under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and is not dismissed within thirty (30) days after such filing; or

4)	Either CCS or BROKER files a petition in voluntary bankruptcy or seeking relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or consents to the filing of any petition against it under such law; or

5)	Either CCS or BROKER makes an assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due, or consents to the appointment of a receiver, trustee or liquidation of either CCS or BROKER, or of any property held by either party, or a judgment in excess of $100,000 is entered against BROKER and is not satisfied or appealed within thirty (30) days.

Upon the occurrence of any such Event of Default, the non-defaulting party may, at its option, by notice to the defaulting party declare that this Agreement shall be thereby terminated and such termination shall be effective as of the date such notice has been sent or communicated to the defaulting party.

F.	Upon any Event of Default by BROKER, BROKER agrees to give immediate notice thereof to CCS.

VII.	ASSIGNMENT

This Agreement shall be binding and inure to the benefit of BROKER and CCS, and their respective successors and assigns, except that BROKER may not assign or transfer any right hereunder without the prior written consent of CCS. CCS may assign any and/or all of its rights hereunder to any of its affiliates or subsidiaries.

VIII.	ARBITRATION

Any dispute or controversy between the parties relating to or arising out of this Agreement shall be settled by using the arbitration facilities of the NASD in New York, New York.

IX.	FINANCIAL INFORMATION, REPORTS AND CAPITAL WITHDRAWALS

A.	BROKER agrees to furnish to CCS a copy of all FOCUS Reports under Rule 17a-5 of the Securities Exchange Act of 1934, when filed as required and quarterly balance sheets.

B.	BROKER agrees to give CCS at least thirty (30) days written notice prior to any capital withdrawals or depletion exceeding the aggregate ten (10) percent of its net capital under Rule 15c3-1 of the Securities Exchange Act of 1934 as reported in BROKER’s most recent FOCUS Report furnished to CCS.

X.	CAPITAL AND NET CAPITAL

A.	BROKER agrees to maintain at all times a minimum net worth of $500,000 in cash or securities acceptable to CCS on deposit in BROKER’s proprietary accounts at CCS. Such deposit shall not constitute or represent an investment in CCS. To the degree this deposit is not needed to cover obligations of BROKER or its customers under this Agreement, such funds or securities shall be returned to BROKER within thirty (30) days following the termination date of this Agreement.

B.	BROKER agrees to maintain minimum net capital of $250,000 or as required under the Rules of the NASD and Securities and Exchange Commission (“SEC”), whichever is higher, and to maintain at all times a ratio of aggregate indebtedness to net capital not in excess of 10 to 1.

C.	BROKER agrees to notify CCS promptly, but in any event within three (3) business days, if its net capital ratio exceeds 9 to 1.

D.	In conformity with the SEC No-Action Letter dated November 3, 1998 and publicly available November 10, 1998 (“No-Action Letter”) relating to the capital treatment of assets in the proprietary account of an introducing broker (‘PAIB”) and to permit BROKER to use PAIB assets in its net capital computations, CCS and BROKER agree as follows:

1)	BROKER shall identify to CCS in writing all accounts that are, or from time to time may be, proprietary accounts of BROKER. CCS shall perform a computation for PAIB assets of BROKER (“PAIB Reserve Computation”) in accordance with the customer reserve computation set forth in Rule 15c3-3 under the Securities Exchange Act of 1934 (“Customer Reserve Formula”) with the following modifications:

a.	Any credit (including a credit applied to reduce a debit) that is included in the Customer Reserve Formula may not be included as a credit in the PAIB Reserve Computation;

b.	Note E (3) to Rule 15c3-3a which reduces debit balances by 1% under the basic method and subparagraph (a)(1)(ii)(A) of Rule 15c3-1 which reduces debit balances by 3% under the alternative method shall not apply; and

c.	Neither Note E (1) to Rule 15c3-3a nor New York Stock Exchange Interpretation /04 to Item 10 of Rule 15c3-3a regarding securities concentration charges shall be applied to the PAIB Reserve Computation.

2)	The PAIB Reserve Computation shall include all proprietary accounts of BROKER. All PAIB assets shall be kept separate and distinct from customer assets under the Customer Reserve Formula in Rule 15c3-3.

3)	The PAIB Reserve Computation shall be prepared within the same time frames as those prescribed by Rule 15c3-3 for the Customer Reserve Formula.

4)	CCS shall establish and maintain a separate “Special Reserve Account for the Exclusive Benefit of Customers” with a bank in conformity with the standards of paragraph (f) of Rule 15c3-3 (“PAIB Reserve Account”). Cash and/or qualified securities as defined in the Customer Reserve Formula shall be maintained in the PAIB Reserve Account in an amount equal to the PAIB reserve requirement.

5)	If the PAIB Reserve Computation results in a deposit requirement, the requirement may be satisfied to the extent of any excess debit in the Customer Reserve Formula of the same date. However, a deposit requirement resulting from the Customer Reserve Formula shall not be satisfied with excess debits from the PAIB Reserve Computation.

6)	Within two business days of entering into this Agreement, BROKER shall notify its designated examining authority in writing (with a copy to CCS) that it has entered into this Agreement regarding the capital treatment of BROKER’s PAIB assets.

7)	Commissions receivable and other receivables of BROKER from CCS (excluding clearing deposits) that are otherwise allowable assets under Rule 15c3-1 may not be included in the PAIB Reserve Computation, provided the amounts have been clearly identified as receivables on the books and records of BROKER and as payables on the books of CCS.

8)	If BROKER is a guaranteed subsidiary of CCS or if BROKER guarantees CCS (i.e., guarantees all liabilities and obligations) then the proprietary accounts of BROKER shall be excluded from the PAIB Reserve Computation.

9)	Upon discovery that any deposit made to the PAIB Reserve Account did not satisfy its deposit requirement, CCS shall by facsimile or telegram immediately notify its designated examining authority and the SEC. Unless a corrective plan is found acceptable by the SEC and the designated examining authority, CCS shall provide written notification within 5 business days of the date of discovery to BROKER that PAIB assets held by CCS shall not be deemed allowable assets for net capital purposes. The notification shall also state that if BROKER wishes to continue to count its PAIB assets as allowable, it has until the last business day of the month following the month in which the notification was made to transfer all PAIB assets to another clearing broker. However, if the deposit deficiency is remedied before the time at which BROKER must transfer its PAIB assets to another clearing broker, BROKER may choose to keep its assets at CCS.

10)	CCS and BROKER shall adhere to the terms of the No-Action Letter, including the Interpretations as set forth therein, in all respects.

XI.	GENERAL

A.	Notice, as provided herein, shall be by certified mail, return receipt requested, and shall be sent to BROKER at the address in this Agreement. Further, notice to CCS shall be sent to the attention of: General Counsel at the address for CCS set out herein. Either party may change its address for notice purposes by giving written notice pursuant to registered mail of the new address to the other party.

B.	This Agreement contains the entire Agreement between the parties and cannot be amended or modified except in writing executed by both parties.

C.	Neither this Agreement nor the operations hereunder shall be deemed to create a joint venture, partnership or agency relationship.

D.	BROKER agrees not to use CCS’s or its parents’ name in advertising or any promotional matters without the explicit written consent of CCS.

E.	BROKER agrees not to maintain a fully disclosed clearing relationship with any broker/dealer other than CCS during the life of this Agreement (in the products that are the subject of this Agreement).

F.	The indemnification provisions contained in this Agreement shall remain operative and in full force and effect, regardless of the termination of this Agreement, and shall survive any such termination.

G.	This Agreement shall be deemed a contract under the laws of the State of New York and for all purposes shall be construed and enforced in accordance with the laws of such state.

H.	This Agreement may be executed in counterparts and delivered by telecopy with facsimile signatures, which shall be accepted as if they were original execution signatures.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

BGC FINANCIAL INC.		CANTOR FITZGERALD & CO.

Sign Name:	/s/ Roger C. Campbell	Sign Name:	/s/ Thomas Anzalone
Print Name:	Roger C. Campbell	Print Name:	Thomas Anzalone
Title:	President and CEO	Title:	Senior Managing Director
Date:		Date:	May 6, 2006

Addendum A to the Clearing Services Agreement

ANTI-MONEY LAUNDERING RESPONSIBILITIES

This Addendum A to the Clearing Services Agreement between CCS and BROKER is designed to establish the delegation of responsibilities in compliance with the U.S. requirements of anti-money laundering rules and regulations, including the Bank Secrecy Act (“BSA”) as amended by the USA PATRIOT Act (“PATRIOT Act”); federal, state, and foreign criminal and civil statutes relating to money laundering; rules and regulations of the U.S. Treasury Department, the SEC, state regulatory authorities, and any relevant securities exchange or association or regulatory or self-regulatory organization (“SRO”), including as applicable the NYSE and the NASD, as well as the sanctions and embargo programs administered by the Office of Foreign Assets Control (“OFAC”).

Anti-Money Laundering

CCS and BROKER agree to conduct business only with clients who are engaged in legitimate and lawful business activities, to engage in financial transactions using funds that are derived solely from lawful activities and legitimate sources, and not to have involvement in any activity that facilitates money laundering or the funding of terrorist or other criminal activities. CCS and BROKER will each comply with applicable anti-money laundering laws, rules and regulations, including without limitation those listed above.

BROKER recognizes that CCS is relying on BROKER’S performance of the procedures specified by its customer identification program with respect to each Account. BROKER hereby certifies to CCS that it has implemented an anti-money laundering program, and that it will perform the specified requirements of its customer identification program with respect to each Account. CCS shall renew such certification annually, and as otherwise requested by CCS, in a manner specified by CCS.

Compliance Program

CCS and BROKER each represent that they have in place an anti-money laundering compliance program designed to comply with all relevant anti-money laundering regulations in their respective jurisdictions. BROKER agrees to provide CCS with a copy of such written program, upon request.

Division of Anti-Money Laundering Responsibilities

CCS and BROKER agree to divide their respective anti-money laundering responsibilities as follows:

1.	BROKER shall be responsible for obtaining and maintaining adequate information regarding customers for whom it introduces trades to CCS. Such information shall be obtained by verifying client identity, performing background and credit checks of clients, assuring that establishing an account for a particular client is not prohibited under the Patriot Act (e.g., foreign shell banks), and, on a regular basis, consulting lists of known or suspected terrorists or terrorist organizations maintained by U.S. government agencies to determine whether a person seeking to open an account, or a person for whom an account is maintained, appears on such lists.

2.	By submitting accounts for opening with CCS, BROKER represents that all customers for whom accounts are being submitted have been subject to stringent due diligence procedures as required in (1) above, the identities of such customers have been verified, and based on BROKER’s analysis of information obtained, such customers are not involved in activity that facilitates money laundering or the funding of terrorist or other criminal activities.

3.	BROKER shall be required to maintain all records of information used to verify a person’s identity in an easily accessible place for at least two years and to make such information available to CCS upon request.

4.	CCS and BROKER shall each be responsible for monitoring introduced accounts for any “suspicious” transactions, as defined from time to time in the relevant anti-money laundering rules and regulations. In this regard, CCS will monitor, on a regular basis, among other things, transactions for introduced accounts, wire transfers and deposits and withdrawals by such customers.

5.	BROKER shall notify CCS of any suspicious transactions it detects or of which it is aware with respect to the accounts of introduced customers.

6.	CCS shall be responsible for filing with the appropriate regulatory authorities any resulting Suspicious Activity Reports as required by the USA Patriot Act and other relevant anti-money laundering rules and regulations.

7.	CCS shall be responsible for establishing and maintaining information-sharing procedures to provide for the sharing of information between CCS and BROKER as necessary to identify and report activities that may involve terrorist activities or money laundering activities.

8.	BROKER shall agree to comply with the requirements set forth in the information-sharing procedures developed by CCS pursuant to (7) above.

9.	In addition to the grounds for termination stated in the Agreement, CCS may take appropriate steps, including but not limited to the immediate termination of the Agreement and/or the liquidation of an Account or any portion thereof, upon the failure of BROKER to close the Account of a prohibited “foreign shell bank”; or upon failure by BROKER to close an account BROKER maintains for a non-U.S. bank, where BROKER is unable to obtain a required certification or recertification, or to otherwise obtain or update information concerning the non-U.S. bank, as required by sections 313 and 319 of the PATRIOT Act; or upon notification that BROKER has failed to terminate a correspondent relationship with a non-U.S. bank where the non-U.S. bank has failed to comply with a summons or subpoena, or has failed to initiate proceedings in a United States court contesting same.

Exhibit A

Attached is a list of reports offered to Broker to assist Broker to supervise and monitor its introduced accounts in order for Broker to carry out its functions and responsibilities.

	Yes	No	Price
Daily Trade Blotter	___	___	$ per month

Failed Trades Report	___	___	$ per month

Trade Date Inventory Report	___	___	$ per month

Trade Date P&L Report	___	___	$ per month

Daily Funding Report	___	___	$ per month

Broker understands that CCS will not be reviewing any of the exception reports and/or systems for any purpose and that Broker is responsible for using these systems and reports to help comply with Broker’s statutory and regulatory responsibilities.

Please supply the following names:

Designated Examining Authority:

Chief Executive Officer:

Chief Compliance Officer:

Exhibit B

Introduced Account Disclosure

Document and Agreement

Dear Prospective Client:

You have been referred to us by the below-named introducing broker as a business entity that desires to establish an account relationship with CCS Services, a division of Cantor Fitzgerald & Co., (“CCS”). The following disclosures are furnished to you in accordance with the rules of the National Association of Securities Dealers, Inc. of which we are a member firm.

1.	CCS will be the broker-dealer for your account.

2.	The name of the party introducing your account is .

3.	The introducing broker is acting pursuant to a contractual agreement with CCS. The introducing broker is not an employee or agent of CCS and is not affiliated with the firm in any capacity.

4.	The introducing broker will be compensated by CCS for its services in introducing your account(s) based on compensation earned by CCS generated in your account(s). Further information will be furnished upon request.

You agree and acknowledge that the introducing broker named herein is your representative and not an employee or agent of CCS. Accordingly, the introducing broker is not authorized to make representations on behalf of CCS. CCS is not responsible for any funds, securities or other property paid to the introducing broker until such funds, securities or other property are delivered to CCS and credited to your account. Funds, securities or other property delivered to the introducing broker will not be construed as delivered to CCS.

Please acknowledge your receipt of this Disclosure Document and your agreement to the terms herein by signing below and returning the document to CCS.

PLEASE NOTE THAT NO TRANSACTIONS MAY BE EFFECTED FOR YOUR ACCOUNT UNTIL THIS SIGNED DOCUMENT IS RECEIVED BY CCS.

Very truly yours,

CCS Services, a division of Cantor Fitzgerald & Co.

Acknowledged and Agreed.

BGC FINANCIAL INC.

By:

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